Exhibit 99.1

InfoSpace Completes Acquisition of Switchboard Incorporated

Establishes InfoSpace as a Leading Online Yellow Pages Provider

BELLEVUE, Wash. (June 3, 2004) – InfoSpace, Inc. (NASDAQ: INSP) today announced that it has completed the acquisition of Switchboard Incorporated, a leading provider of local online advertising solutions and internet-based yellow pages. In accordance with the terms of the definitive agreement announced March 26, 2004, InfoSpace acquired Switchboard for approximately $160 million in cash. As of March 31, 2004, Switchboard had approximately $56.4 million in cash and marketable securities, and no debt.

By significantly increasing the Company’s online directory traffic, the acquisition establishes InfoSpace as a leading online directory provider in the United States. According to comScore/MediaMetrix, Switchboard will nearly double InfoSpace’s share of total online yellow pages searches. Through the acquisition, InfoSpace also gains a proven technology platform and several new and important partner relationships.

InfoSpace anticipates Switchboard will contribute approximately $10 - $12 million in revenue and $4 - $5 million in Search & Directory segment income for the second half of 2004. Segment income does not include allocations for general, administrative and other overhead costs, depreciation and amortization expense, restructuring and other charges and non-operating gains or losses.

All information in this release is as of June 3, 2004. InfoSpace undertakes no duty to update any forward-looking statements to actual results or changes in the Company’s expectations.

About InfoSpace, Inc.

InfoSpace, Inc. (NASDAQ: INSP) is a diversified technology and services company that develops Internet and wireless solutions for a wide range of customers. InfoSpace Search & Directory provides Web search and online directory products that help users find the information they need while creating opportunities for merchants. InfoSpace Mobile develops infrastructure, tools and applications that enable carriers and content providers to efficiently develop and deliver mobile data services across multiple devices. More information can be found at http://www.infospaceinc.com.

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CONTACTS:

Nancy Bacchieri

V.P. – Communications, InfoSpace

(425) 201-8722

nancy.bacchieri@infospace.com

Adam Whinston

Sr. Marketing Manager, InfoSpace Search & Directory

(425) 201-8946

adam.whinston@infospace.com

This release contains forward-looking statements regarding the Company’s search and directory business and its acquisition of Switchboard Incorporated. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace’s actual results include InfoSpace’s ability to integrate Switchboard Incorporated, the future performance of Switchboard Incorporated and the rate of adoption of online directory services. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s most recent Quarterly Report on Form 10-Q, in the section entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward- looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.